EXHIBIT 21

CLECO CORPORATION
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2003

Subsidiaries of Registrant or Organization	State of Incorporation

Cleco Power LLC	Louisiana
CLE Resources, Inc.	Delaware
Cleco Support Group LLC	Louisiana
Cleco Midstream Resources LLC	Louisiana
Acadia Power Holdings LLC	Louisiana
Acadia Power Partners, LLC	Delaware
Perryville Energy Partners, L.L.C.	Delaware
Perryville Energy Holdings LLC	Louisiana
Cleco Generation Services LLC	Louisiana
Cleco Marketing & Trading LLC	Louisiana
Cleco Evangeline LLC	Louisiana
Cleco Energy LLC	Texas

The names of particular subsidiaries have been omitted.